Exhibit (a)(1)(C)

Offer to Purchase

All Outstanding Shares of Common Stock

of

MORPHIC HOLDING, INC.

at

$57.00 per share, net in cash, without interest thereon and subject to any applicable tax withholding

Pursuant to the Offer to Purchase dated July 19, 2024

by

RAINIER ACQUISITION CORPORATION

a wholly-owned subsidiary

of

ELI LILLY AND COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., EASTERN TIME, ON AUGUST 15, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 19, 2024

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Rainier Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Eli Lilly and Company, an Indiana corporation (“Lilly”), to act as information agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Morphic Holding, Inc., a Delaware corporation (“Morphic”), at a purchase price of $57.00 per Share (the “Offer Price”), net to the stockholder in cash, without interest thereon and subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 19, 2024 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer and the Merger are not subject to any financing condition. The conditions to the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal (including Internal Revenue Service Form W-9) for your use in accepting the Offer and tendering Shares and for the information of your clients;

3. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4. Morphic’s Solicitation/Recommendation Statement on Schedule 14D-9.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute past 11:59 P.M., Eastern Time, on August 15, 2024 (the “Expiration Time”), unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement (as defined below), in which case the term “Expiration Time” means such subsequent time on such subsequent date. Purchaser is not providing for guaranteed delivery procedures. Therefore, Morphic stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depositary Trust Company (“DTC”), which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 A.M. and 5:00 P.M., Eastern Time, Monday through Friday.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated July 7, 2024, by and among Morphic, Lilly and Purchaser (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into Morphic pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Morphic continuing as the surviving corporation and becoming a wholly-owned subsidiary of Lilly (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Morphic or any wholly-owned subsidiary of Morphic immediately prior to the Effective Time, (ii) Shares owned by Lilly, Purchaser or any other subsidiary of Lilly at the commencement of the Offer and owned by Lilly, Purchaser or any other subsidiary of Lilly immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase in the Offer or (iv) Shares that are held by stockholders who are entitled to demand and properly demand appraisal for such Shares pursuant to and in compliance in all respects with Section 262 of the DGCL and do not fail to perfect or otherwise waive, withdraw or lose their rights to such appraisal with respect to such Shares under the DGCL) will automatically be converted into the right to receive the Offer Price in cash and without interest, from Purchaser, subject to any applicable tax withholding.

The Board of Directors of Morphic (the “Morphic Board”) unanimously (with the exception of Dr. Nanda, who recused herself from the meeting and all Morphic Board deliberations on the transactions contemplated by the Merger Agreement (collectively, the “Transactions”)), among other things, (i) determined that the Offer, the Merger and the other Transactions are fair to, and in the best interests of, Morphic and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by Morphic of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the Acceptance Time (as defined in the Offer to Purchase), and (iv) subject to the other terms and conditions of the Merger Agreement, recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

For Shares to be validly tendered to the Purchaser pursuant to the Offer, Computershare Trust Company, N.A., the depositary and paying agent for the Offer (in such capacity, the “Depositary”), must be in timely receipt of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s Automated Tender Offer Program, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.

Neither Lilly nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or to any other person (other than to the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of the Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov.

Very truly yours,

GEORGESON LLC

Nothing contained herein or in the enclosed documents shall render you, the agent of Lilly, Purchaser, the Information Agent, the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free: (866) 679-8880

Via Email: morphic@georgeson.com

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